Exhibit 99.1

CALIFORNIA BANCORP DECLARES CASH DIVIDEND

San Diego, Calif., March 12, 2026 – California Bancorp (Nasdaq: BCAL), the holding company for California Bank of Commerce, N.A., announces that its Board of Directors has declared a regular quarterly cash dividend of $0.10 per share to holders of its common stock. The dividend is expected to be paid on April 15, 2026, to shareholders of record at the close of the business day on March 24, 2026.

ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices and four loan production offices serving California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.bankcbc.com.

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

California Bank of Commerce

kmccabe@bankcbc.com

818.637.7065

1